UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 23, 2007
Kellogg Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-4171 (Commission File Number)	38-0710690 (IRS Employer Identification No.)
One Kellogg Square
Battle Creek, Michigan 49016-3599
(Address of principal executive offices, including zip code)
(269) 961-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 23, 2007, Kellogg Company (“Kellogg” or the “Company”) issued a press release announcing management changes intended to further broaden the experience of several of the Company’s senior executive leaders, including Jeffrey W. Montie and John A. Bryant. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Mr. Montie was appointed executive vice president, Kellogg Company, president, Kellogg International and will assume the additional responsibilities for leading Kellogg’s global innovation, marketing, consumer promotions, and sales teams. Previously, Mr. Montie was executive vice president, Kellogg Company, president, Kellogg North America.
Mr. Bryant was appointed executive vice president, Kellogg Company, president, Kellogg North America. Mr. Bryant will retain the role of chief financial officer. Previously, Mr. Bryant was executive vice president and chief financial officer, Kellogg Company, president, Kellogg International.
In connection with these changes, the Company entered into retention agreements with Mr. Montie and Mr. Bryant pursuant to which (a) if the executive is terminated by the Company without cause or leaves the Company for good reason prior to his retirement date under the Company’s pension plans (June 2016 for Mr. Montie and November 2020 for Mr. Bryant), he would receive certain pension benefits under these plans; (b) Mr. Bryant’s pension benefits would be calculated based on the same formula applicable to most other senior executives; and (c) each executive will be subject to non-compete and non-solicit obligations.
The above description of the retention agreements with Mr. Montie and Mr. Bryant is qualified in its entirety by reference to the copies of the agreements filed herewith as Exhibit 10.1 and Exhibit 10.2, which agreements are incorporated herein by reference.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLOGG COMPANY
Date: July 23, 2007	/s/ Gary H. Pilnick
	Name:	Gary H. Pilnick
	Title:	Senior Vice President, General Counsel, Corporate Development and Secretary

EXHIBIT INDEX
10.1	Letter Agreement with Jeffrey W. Montie, dated July 23, 2007.

10.2	Letter Agreement with John A. Bryant, dated July 23, 2007.

99.1	Kellogg Company’s July 23, 2007 Press Release.